Exhibit 99.1

May 2, 2013

IDACORP, Inc. Announces First Quarter 2013 Results,
Maintains 2013 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported first quarter 2013 net income attributable to IDACORP of $33.5 million, or $0.67 per diluted share, compared to $24.9 million, or $0.50 per diluted share, in the first quarter of 2012. Idaho Power Company, IDACORP's principal subsidiary, reported first quarter 2013 net income of $34.0 million compared to $25.8 million in the first quarter of 2012.

“IDACORP had positive momentum coming into 2013 and we continued on that course in the first quarter,” said IDACORP President and Chief Executive Officer LaMont Keen. “Our first quarter earnings demonstrate strong operating performance. The improvement in earnings resulted from general business price changes in 2012, diligent cost management and increased sales due to colder than normal weather during the quarter. No use of additional accumulated deferred investment tax credits, or ADITCs, was required to produce these results.

“We are maintaining our annual earnings guidance in the range of $3.20 to $3.35 per diluted share which now includes no expected use of additional ADITCs,” added Keen.

Performance Summary

A summary of financial highlights for the quarters ended March 31, 2013 and 2012, is as follows (in thousands except per share amounts):

	Quarter ended March 31,
	2013	2012
General business revenues	$232,219	$197,429
Total operating revenue	264,928	241,140
Total operating expenses	205,495	201,280
Income from operations	59,433	39,860
Net income attributable to IDACORP	33,533	24,930
Average outstanding shares - diluted	50,064	49,905
Earnings per diluted share	$0.67	$0.50

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the quarter ended March 31, 2012 to March 31, 2013 (items are in millions and are before tax unless otherwise noted):

	Three months ended
Net income attributable to IDACORP, Inc. - March 31, 2012		$24.9
Change in Idaho Power net income:
Rate changes, net of changes in power supply costs and PCA mechanisms	$13.7
Increase in sales volumes, net of associated power supply costs and PCA mechanism impacts	8.0
Other changes in operating revenues and expenses, net	(1.8)
Increase in Idaho Power operating income	19.9
Decrease in allowance for funds used during construction (AFUDC)	(6.0)
Changes in other non-operating income and expense	(2.7)
Additional amortization of ADITC in 2012	(0.8)
Increase in income tax expense	(2.2)
Total increase in Idaho Power net income		8.2
Other net changes (net of tax)		0.4
Net income attributable to IDACORP, Inc. - March 31, 2013		$33.5

IDACORP net income increased $8.6 million for the first quarter of 2013 when compared with the same period in the prior year. Idaho Power's operating income increased by $19.9 million over the comparative period. Increased rates related to the Langley Gulch power plant that took effect in 2012, combined with other rate changes, increased operating income by $13.7 million for the quarter. In addition, increased sales volumes, largely resulting from abnormally cold winter temperatures, drove operating income higher by $8.0 million. The rate impact of Langley Gulch was tempered by associated decreases in AFUDC of $6.0 million and increased depreciation and operating expenses related to the plant. Increases in other operating and maintenance expenses and income taxes and decreased non-operating income also partially offset the impact of increased rates and sales volumes.

2013 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is maintaining its earnings guidance estimate for 2013 in the range of $3.20 to $3.35 per diluted share. The 2013 guidance incorporates all of the key operating and financial assumptions listed below.

2013 Estimates
	Current (1)	Previous (2)
Idaho Power Operating & Maintenance Expense (millions)	No Change	$340-$350
Idaho Power Additional Amortization of ADITC (millions)	$0	Less than $5
Idaho Power Capital Expenditures, excluding AFUDC (millions)	No Change	$245-$255
Idaho Power Hydroelectric Generation (million MWh)(3)	5.0-7.0	6.0-8.0

(1)As of May 2, 2013.
(2)As of February 21, 2013, the date of filing of IDACORP's and Idaho Power's Annual Report on Form 10-K for the year ended December 31, 2012.
(3)Based on reservoir storage levels and forecasted weather conditions as of the date of this report.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 597-5395 for listen-only mode. The passcode is 77681359. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads or render Idaho Power's generation facilities obsolete; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies relating to the environment; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on favorable or reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements for system infrastructure; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) failure to comply with state and federal laws, policies, and regulations, and the ability to obtain and comply with governmental permits, licenses, and right-of-way for major projects; (t) the failure of information systems or the failure to secure information system data, security breaches, or the effect on the companies' from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (u) adoption of or changes in accounting policies, principles, or estimates; and (v) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement technology solutions. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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